UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No. 3)

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[X] Preliminary Information Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[_] Definitive Information Statement

NATUREWELL, INCORPORATED
(Name of Registrant as Specified in Its Charter)

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NATUREWELL, INCORPORATED

110 West C Street, Suite 1300
San Diego, California 92101
(619) 234-0222

INFORMATION STATEMENT
PURSUANT TO SECTION 14
OF THE SECURITIES EXCHANGE ACT OF 1934
AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

INTRODUCTION

This Information Statement is being mailed to the stockholders of record as of November 18, 2005 (the "Record Date") of NatureWell, Incorporated (the "Company") in connection with certain actions to be taken by the written consent of the holder of the majority of the voting power of the Company (the "Controlling Stockholder"), dated November 18, 2005.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.

By Order of the Board of Directors,

/s/ James Arabia ---------------------- Chief Executive Officer

NOTICE OF ACTION TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF THE CONTROLLING STOCKHOLDER IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS, DATED NOVEMBER 18, 2005

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the following action will be taken pursuant to a written consent of the Company's Controlling Stockholder dated November 18, 2005, in lieu of a special meeting of the stockholders. Such action will be taken on or about January _, 2006:

  To amend the Company's Articles of Incorporation, as amended, to divide the Company's common stock into two series consisting of 130,000,000 shares of regular Common Stock and 20,000,000 shares of Series A Common Stock (the "First Amendment"). The Series A Common Stock shall be entitled to 10 votes per share. The Series A common stock will have voting rights for all matters presented to corporate shareholders for vote.

Following the enactment of the First Amendment, the Company's board of directors will adopt a resolution, and the Company's Controlling Stockholder will execute a written consent, authorizing the following action:

  To amend the Company's Articles of Incorporation, as amended, to: (i) increase in the Company's authorized Common Stock from 150,000,000 shares to 5,000,000,000 shares, (ii) reduce the par value of the Common Stock from $.01 per share to $.00001 per share, and (iii) provide that the number of authorized shares of any class of stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Company (the "Second Amendment").

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

San Diego, California
__________, 2006

THE FIRST AMENDMENT TO THE CERTIFICATE OF INCORPORATION

Article Fourth of the Company's Amended and Restated Certificate of Incorporation currently states: The Corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value

Common	150,000,000	$0.01
Preferred	15,000,000	$0.01

The designations and the powers, preferences and rights, and the qualifications or restrictions thereof are as follows:

The Preferred shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares as adopted by the Board of Directors; the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series, the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative, the redemption price or prices for the particular series, the voting powers for the particular series, the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation, with any provisions for subsequent adjustment of such conversion rights, the rights, if any, of the particular series to participate in distributions or payments upon liquidation, dissolution or winding up of the corporation, and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

All the Preferred shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein.

The First Amendment will amend Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation by deleting the text thereof immediately preceding the words "The Preferred shares shall be issued," and inserting in lieu thereof the following:

"The Corporation shall be authorized to issue two classes of stock consisting of 150,000,000 shares of Common Stock, par value $0.01 per share, and 15,000,000 shares of Preferred Stock, par value $0.01 per share.

The class of Common Stock shall be divided into two series consisting of 130,000,000 shares of regular Common Stock and 20,000,000 shares of Series A Common Stock. Except as expressly set forth herein, shares of regular Common Stock and shares of Series A Common Stock shall be identical in all respects. Each share of Series A Common Stock shall entitle the holder to cast ten (10) votes. Each share of Series A Common Stock may be converted at the option of the holder into one share of regular Common Stock by surrendering to the Corporation the certificate or certificates evidencing the shares of Series A Common Stock to be converted together with a written request that the shares be so converted, provided, however, that the holder may exercise the right of conversion only at a time at which the Corporation has a sufficient number of authorized but unissued shares of regular Common Stock available for issuance upon conversion of the Series A Common Stock as to which conversion is requested. Holders of regular Common Stock and Series A Common Stock shall vote together as a single class on all matters as to which holders of the class of Common Stock are entitled to vote, except as may be otherwise required by law.

The designations and the powers, preferences and rights, and the qualifications or restrictions thereof of shares of Preferred Stock are as follows:"

Purpose and Effect of Enacting the First Amendment

The First Amendment will result in the Common Stock consisting of two series: regular Common Stock totaling 130,000,000 authorized shares and Series A Common Stock totaling 20,000,000 authorized shares. The Series A Common Stock will have voting rights for all matters presented to corporate shareholders for vote and shall be entitled to 10 votes per share and may be converted into the regular Common Stock, in whole or in part, at the option of the holder, to the extent that regular Common Stock is available for conversion into. The outstanding Common Stock will remain regular Common Stock and will be unaffected by the First Amendment. Under such a structure, upon the issuance of 19,000,000 shares of Series A Common Stock, the beneficial holder of the Series A Common Stock, James R. Arabia, the Company's Chairman, Chief Executive Officer, and Controlling Stockholder, would possess enough votes (190,000,000) to authorize any shareholder action requiring a majority of the Common Stock voting as a class (Mr. Arabia is currently the Controlling Stockholder of the Company by virtue of his ownership of 75 shares of Series C Preferred Stock representing 52.5% of all eligible votes). As a result, Mr. Arabia would possess the requisite voting power to authorize the Second Amendment.

The Company has two senior convertible notes outstanding with a total value of $190,000 (the "Senior Convertible Notes") which are convertible into 19,000,000 shares of the Company's common stock and which are beneficially owned by Mr. Arabia. As such, Mr. Arabia has sole voting control of all shares of common stock underlying the Senior Convertible Notes. Pursuant to an agreement reached between the Company and Mr. Arabia dated November 17, 2005 (the "Letter Agreement", annexed hereto as Exhibit A), following the effectiveness of the First Amendment, the Convertible Notes shall be converted into 19,000,000 shares of Series A Common Stock. The $.01 conversion price of the convertible notes was derived from a negotiation between the parties and was deemed by the Company's Board of Directors to be in the best interests of the Company.

Mr. Arabia's interests may differ significantly from the interests of the Company's other shareholders. Following the enactment of the First Amendment and the conversion of the Senior Convertible Notes into 19,000,000 shares of Series A Common Stock (and assuming no other conversions by Mr. Arabia), Mr. Arabia's voting power will increase from 56.7% to 82.9% and his beneficial ownership of the Company's common stock will increase from 8.8% to 20.9%, however, Mr. Arabia's beneficial ownership of the Company, assuming he has exercised his rights to convert all of his convertible securities into common stock, is unchanged by the issuance of the Series A Common Stock.

The purpose of issuing Senior Convertible Notes to Mr. Arabia that are convertible into Series A Common Stock having 10 votes per share is to: (i) provide Mr. Arabia with an incentive to convert $190,000 of senior debt into common stock with an aggregate market value that is substantially lower than the face value of the Senior Convertible Notes; (ii) to facilitate and ensure an increase in the Company's authorized common stock, which is necessary in order to avoid a default on the Company's secured indebtedness, which could lead to foreclosure on virtually all of the Company's assets, and (iii) to facilitate and ensure a decrease in the par value of the Company's common stock, which is necessary in order for the Company to issue additional shares.

THE SECOND AMENDMENT TO THE CERTIFICATE OF INCORPORATION

Following enactment of the First Amendment, Article Fourth of the Company's Amended and Restated Certificate of Incorporation shall state:

The Corporation shall be authorized to issue two classes of stock consisting of 150,000,000 shares of Common Stock, par value $0.01 per share, and 15,000,000 shares of Preferred Stock, par value $0.01 per share.

The class of Common Stock shall be divided into two series consisting of 130,000,000 shares of regular Common Stock and 20,000,000 shares of Series A Common Stock. Except as expressly set forth herein, shares of regular Common Stock and shares of Series A Common Stock shall be identical in all respects. Each share of Series A Common Stock shall entitle the holder to cast ten (10) votes. Each share of Series A Common Stock may be converted at the option of the holder into one share of regular Common Stock by surrendering to the Corporation the certificate or certificates evidencing the shares of Series A Common Stock to be converted together with a written request that the shares be so converted, provided, however, that the holder may exercise the right of conversion only at a time at which the Corporation has a sufficient number of authorized but unissued shares of regular Common Stock available for issuance upon conversion of the Series A Common Stock as to which conversion is requested. Holders of regular Common Stock and Series A Common Stock shall vote together as a single class on all matters as to which holders of the class of Common Stock are entitled to vote, except as may be otherwise required by law.

The designations and the powers, preferences and rights, and the qualifications or restrictions thereof of shares of Preferred Stock are as follows:

The Preferred shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares as adopted by the Board of Directors; the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series, the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative, the redemption price or prices for the particular series, the voting powers for the particular series, the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation, with any provisions for subsequent adjustment of such conversion rights, the rights, if any, of the particular series to participate in distributions or payments upon liquidation, dissolution or winding up of the corporation, and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

All the Preferred shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein.

The Second Amendment will amend the Certificate of Incorporation in the following manner:

FIRST: That the first paragraph of Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation will be amended by deleting the text thereof and inserting in lieu thereof the following:

"The Corporation shall be authorized to issue two classes of stock consisting of 5,000,000,000 shares of Common Stock, par value $0.00001 per share, and 15,000,000 shares of Preferred Stock, par value $0.01 per share.

SECOND: That the second paragraph of Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation will be amended by deleting the first sentence thereof and inserting in lieu thereof the following:

The class of Common Stock shall be divided into two series consisting of 4,980,000,000 shares of regular Common Stock and 20,000,000 shares of Series A Common Stock.

THIRD: That Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation will be amended by inserting immediately following the second paragraph of Article Fourth the following new paragraph:

The number of authorized shares of stock of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

Purpose and Effect of Enacting the Second Amendment

The Company's authorized Common Stock will be increased from 150,000,000 shares to 5,000,000,000 shares. This would authorize the Company, without further shareholder approval, to issue substantial additional stock, which, if issued, might result in substantial dilution of current shareholders. The Company needs to increase its authorized Common Stock for a variety of potential corporate purposes including, but not limited to: issuing equity in exchange for outstanding indebtedness; raising additional capital through the issuance of Common Stock for ongoing operations and future expansion, business and asset acquisitions, employee compensation and benefit programs and other corporate purposes. Additionally, the Company does not have enough authorized shares to fulfill its aggregate contractual obligations to the holders of its outstanding convertible securities should such holders decide to exercise their conversion rights (see "Outstanding and Issuable Securities"). The lack of authorized shares could result in a default under the terms of certain senior indebtedness issued by the Company. Also, the Company has contractually covenanted with certain holders of senior debt that it would use its reasonable best efforts to achieve an increase in the number of authorized shares of Common Stock. Each of the affiliates listed in the "Security Ownership of Beneficial Ownership and Management" section of this information statement owns convertible notes of the Company. The Company has entered into agreement with each of the affiliates who are individuals (except Mr. Lowell Blankfort) to increase the number of authorized shares. In addition, convertible notes of the Company are owned by it former Chief Financial Officer and the Company has entered into an agreement with its former Chief Financial Officer to increase the number of authorized shares.

The par value of the Common Stock will be lowered from $.01 per share to $.00001 per share. This will result in an adjustment to the Company's balance sheet requiring an upward adjustment to "Additional Paid in Capital" and a reduction in "Common Stock". The management of the Company believes that such adjustments will not have an adverse affect upon the Company's financial condition. A decrease in the par value of the Common Stock is necessary in order to enable the Company to issue equity at prices that are competitive with the market when the market price is below the par value of the Common Stock. For an extended period of time the market price of the Company's Common Stock has traded below its par value. Under Delaware law, the Company may not issue shares of stock for value that is below its par value.

Prior to enactment of the Second Amendment increases or decreases in the number of authorized shares of Common Stock could only be authorized by both the affirmative vote of a majority of all the stock of the Company eligible to vote and the affirmative vote of a majority of the class of stock affected by such an increase or decrease. As such, the holder of the Series C Preferred Stock, even though having 52.5% of all eligible votes, could not authorize an increase or decrease in the authorized Common Stock unless the Common Stock, voting separately as a class approved such increase or decrease. After enactment of the Second Amendment, Mr. Arabia will possess the requisite voting power (52.5%) necessary to authorize increases or decreases in the number of authorized shares of Common Stock (see also "Voting and Procedures"). Therefore, one reason for the Second Amendment is to provide Mr. Arabia with the ability to authorize future increases or decreases in the Company's authorized capitalization.

The Company currently does not have any plans to issue any of the shares that will be authorized following enactment of the Second Amendment. Following enactment of the Second Amendment:

    The Company will have 15,000,000 shares of authorized preferred stock and 5,000,000,000 shares of authorized common stock, which will consist of 4,980,000,000 shares of regular Common Stock and 20,000,000 shares of Series A Common Stock.

    Assuming that the Company does not issue any additional common or preferred stock following the date of this Information Statement and prior to the enactment of the Second Amendment; there will be (i) 75 shares of Series C Preferred Stock issued and outstanding, (ii) 19,000,000 shares of Series A Common Stock issued and outstanding, and (iii) 127,073,080 shares of regular common stock issued and outstanding.

    The Company plans to reserve 115,658,802 shares of regular common stock to meet its total aggregate potential conversion obligations pursuant to the terms of its outstanding convertible securities.

    The following amounts of preferred and common stock will be unissued and unreserved for issuance; (i) 14,999,925 shares of preferred stock, (ii) 1,000,000 shares of Series A Common Stock, and (iii) 4,737,268,118 shares of regular Common Stock.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Each director of the Company has an interest in achieving an increase in the authorized Common Stock insofar as they each own convertible securities that are subject to the following restriction: "[director] shall be restricted from converting any convertible note now or hereafter beneficially owned by him unless and until for sixty (60) days prior to such conversion (the " Sixty Day Testing Period ") the Company had authorized common stock in an amount great enough to meet the aggregate conversion rights of all of its convertible securities outstanding on each day of the Sixty Day Testing Period, including all convertible securities beneficially owned by [director] (when calculating aggregate conversion rights it shall be assumed that all convertible securities outstanding at the time the calculation is made have the right to immediately convert into common stock at the lowest possible conversion price that each such security may achieve at any time up to its maturity, even if they do not have such rights at the time of the calculation)."

Mr. Arabia, the Company's Chairman and Chief Executive Officer, owns or controls Senior Convertible Notes (that will be converted into the Series A Common Stock) and the Series C Preferred Stock. His voting power and authority pursuant to such ownership and control will be significantly expanded upon the First and Second Amendment becoming effective. Following the enactment of the First Amendment and the conversion of the Senior Convertible Notes into 19,000,000 shares of Series A Common Stock (and assuming no other conversions by Mr. Arabia), Mr. Arabia's voting power will increase from 56.7% to 82.9% and his beneficial ownership of the Company's common stock will increase from 8.8% to 20.9%, however, Mr. Arabia's beneficial ownership of the Company, assuming he has exercised his rights to convert all of his convertible securities into common stock, is unchanged by the issuance of the Series A Common Stock.

No security holder entitled to vote at a shareholder's meeting or by written consent has submitted to the Company a proposal.

OUTSTANDING AND ISSUABLE SECURITIES AND VOTING RIGHTS

The Company's authorized capitalization consists of 150,000,000 shares of common stock, par value $.01 per share, of which 127,073,080 shares were issued and outstanding as of February 21, 2006, and 15,000,000 shares of preferred stock, par value $.01 per share, of which 75 shares of Series C Convertible Preferred Stock were issued and outstanding as February 21, 2006.

Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock, and each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

Series C Preferred Stock

The Company has 75 shares of Series C Preferred Stock outstanding (the "Series C Preferred"), all of which are owned by Mr. Arabia. The 75 shares of Series C Preferred are entitled, in the aggregate, to cast a vote equal to 52.5% of all outstanding shares that are eligible to vote for all matters that are presented to the Corporation's shareholders for a vote, whether by shareholder meeting or by written consent.

The Series C Preferred Stock was issued in consideration of services valued at $75,000 rendered by Mr. Arabia to the Company in his capacity as Chairman, Chief Executive Officer and President. The issuances were made in two tranches consisting of 50 shares in October 2002 for $50,000 of services rendered and 25 shares in February 2005 for $25,000 of services rendered. Each share of Series C Preferred Stock is convertible into 25,000 shares of common stock for an aggregate of 1,875,000 shares. The conversion price of the Series C Preferred Stock is $.04 per share ($75,000 divided by 1,875,000 = $.04). The market price of the Company's common stock at the time of issuance of the first 50 shares was $.047. The market price of the Company's common stock at the time of issuance of the remaining 25 shares was $.009.

In issuing the preferred stock to Mr. Arabia, the Company's Board of Directors considered a number of factors including: (i) Mr. Arabia is a significant senior creditor of the Company, having a first priority lien on virtually all of the Company's assets, to whom the Company has been unable to meet its payment obligations in a timely manner (at the time of the issuance of the first 50 shares of Series C Preferred Stock the Company owed Mr. Arabia approximately $560,000 for monies advanced to the Company and accrued salary and benefits. At the time of the second issuance of 25 shares of the Series C Preferred Stock the Company was in payment default since October 2003 on a senior secured note for $485,000 issued to Mr. Arabia and owed Mr. Arabia approximately $290,000 for past due compensation and benefits and $218,000 for monies advanced to the Company) ; (ii) Mr. Arabia is a key officer of the Company who would be difficult to replace in light of the Company's inability to pay cash compensation in a timely manner, if at all, (iii) issuance of the preferred stock was preferable to other options available to the Company and weighed by the Board of Directors, which included, among others; (a) the likelihood of the Company raising adequate capital from other sources in an amount that would permit it to meet its obligations to Mr. Arabia (which was viewed as extremely unlikely), (b) bankruptcy and/or liquidation of the Company, and (c) the likelihood of foreclosure action being taken against essentially all of the Company's assets, and (iv) issuance of the preferred stock would result in substantial dilution of the voting power of the Company's other shareholders . The issuance of the preferred stock to Mr. Arabia was deemed by the Company's Board of Directors to be in the best interests of the Company. The conversion price of the preferred stock was reached by negotiation between the parties and was deemed by the Company's Board of Directors to be in the best interests of the Company. Each share of the Series C Preferred Stock is entitled to cast a vote for all matters that are presented to the Corporation's shareholders for a vote, whether by shareholder meeting (annual or special) or by written consent, equal to .7% of all outstanding shares that are eligible to vote (including the Series C Preferred Stock), at the time of such shareholder action (75 shares X .7% = 52.5% of total eligible votes). The number of votes allowed to be cast by each share of the outstanding Series C Preferred Stock shall be equal to the sum of (Z) below, calculated as follows; (X) calculate all votes, other than the votes of the Series C Preferred Stock, eligible to be cast for any matter submitted for vote to the shareholders, as of the record date for such matter submitted (including votes granted to warrant holders or holders of rights or any other security, other than the Series C Preferred Stock, eligible to vote), (Y) divide the sum of (X) by; (a) one (1) minus (b) the sum of .007 multiplied by the number of shares of Series C Preferred Stock outstanding, (Z) subtract the sum of (X) from the sum of (Y) and divide such amount by the number of shares of Series C Preferred Stock outstanding.

Convertible Notes

As of the Record Date the following convertible notes are outstanding:

  Unsecured convertible notes totaling $44,087 including interest accrued thereon of $5,287 which are convertible, in the aggregate, into 6,900,727 shares of common stock at the holder's option. The notes accrue interest at the rate of 8% until October 1, 2006, at which time they begin paying semi-annual interest until the maturity date of April 1, 2010;

  Senior secured convertible notes totaling $1,283,904 including interest accrued thereon of $98,865. The senior secured convertible notes include convertible notes with a face value of $550,000 beneficially owned by Mr. Arabia (including convertible notes with a face value of $190,000 that are owned by Mr. Arabia and that are to be converted into Series A Common Stock). The $550,000 face value convertible notes owned by Mr. Arabia were issued as follows:

    $250,000 issued in February 2004 at a conversion price of $.01. The market price of the Company's common stock at the time of issuance was $.031, and;

    $300,000 issued in February 2005 at a conversion price of $.01. The market price of the Company's common at the time of issuance was $.009.

  The senior convertible notes are secured by a first priority security interest in essentially all of the Company's assets, are pari passu with other senior debt and accrue interest at 8% until October 1, 2006 and thereafter pay semi-annual interest only until maturity at April 2010. In the aggregate the senior convertible notes are convertible into 124,107,904 shares of Common Stock at the holder's option.

  In issuing the convertible notes, the Company considered a number of factors, including: (i) the Company's need for capital to sustain its operations; (ii) the possibility that the Company would be unable to make timely principal and interest payments to its creditors; and (iii) the possibility of substantial dilution of the ownership interests of the Company's other shareholders as a result of conversion of the notes into common stock of the Company. Approximately 55% of the convertibles notes outstanding were issued with a conversion price that was below the market price of the Company's stock at the time of issuance. The conversion price of the convertible notes was derived from a negotiation between the parties and was deemed by the Company's Board of Directors to be in the best interests of the Company. The issuance of the convertible notes was deemed by the Company's Board of Directors to be in the best interests of the Company.

  Warrants

  250,000 non-redeemable warrants, which are exercisable into 1 share of common stock at $0.05 per share and expire on October 1, 2007.

  THE SERIES A COMMON STOCK

  Each share of Series A Common Stock shall entitle the holder to cast ten (10) votes for all matters presented to corporate shareholders for vote. Each share of Series A Common Stock may be converted at the option of the holder into one share of regular Common Stock by surrendering to the Corporation the certificate or certificates evidencing the shares of Series A Common Stock to be converted together with a written request that the shares be so converted, provided, however, that the holder may exercise the right of conversion only at a time at which the Corporation has a sufficient number of authorized but unissued shares of regular Common Stock available for issuance upon conversion of the Series A Common Stock as to which conversion is requested. Holders of regular Common Stock and Series A Common Stock shall vote together as a single class on all matters as to which holders of the class of Common Stock are entitled to vote, except as may be otherwise required by law.

  Upon the issuance of 19,000,000 shares of Series A Common Stock as discussed herein, the Series A Common Stock will comprise a majority of the eligible votes possessed by the Common Stock as a class (190,000,000 votes of an eligible 313,771,228 votes).

  VOTING AND PROCEDURE

  The Company is incorporated under the laws of the State of Delaware. Delaware law provides that any action that may be taken at any stockholders' meeting may be taken by written consent of the requisite number of stockholders required to take such action at a meeting at which all shares are entitled to vote are present.

  Pursuant to the Company's Articles of Incorporation, any amendment to its Article Fourth requires the affirmative vote of a majority of the stock of the Company. Additionally, pursuant to Delaware law, an amendment to Article Fourth that increases or decreases the authorized shares of any class or increases or decreases the par value of the stock of any class also requires the affirmative vote of a majority of the stock of the class so affected. As a result of the foregoing, the First Amendment requires the affirmative vote of a majority of all the stock of the Company voting together and the Second Amendment requires the affirmative vote of a majority of all the stock of the Company voting together as a single class and the affirmative vote of a majority of the Common Stock voting separately as a class.

  The Company received written consent from its Controlling Stockholder on November 18, 2005, representing 52.5% of all stock eligible to vote, authorizing the First Amendment. Therefore the First Amendment has been duly authorized by the written consent of the Controlling Stockholder and no other vote is needed. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the First Amendment will not be made effective until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders.

  Pursuant to the Letter Agreement, following the effectiveness of the First Amendment the Company will issue 19,000,000 shares of Series A Common Stock in exchange for the Convertible Notes and the Board of Directors will adopt a resolution recommending enactment of the Second Amendment. At that time:

  (1) Mr. Arabia shall immediately deliver to the Company a written consent on behalf of his 75 shares of Series C Preferred authorizing the Second Amendment. Such consent, representing 52.5% of all stock eligible to vote, will provide the Company with the vote needed from all the stock of the Company voting together as a single class to authorize the Second Amendment and no other vote is needed from this class.

  (2) Mr. Arabia shall immediately deliver to the Company written consents on behalf of all 19,000,000 shares of Series A Common Stock for authorization of the Second Amendment. Such consents representing 190,000,000 votes and a majority of the Common Stock voting separately as a class will provide the Company with the vote needed from the Common Stock of the Company, voting as a separate class, to authorize the Second Amendment and no other vote will be needed from this class. The Company anticipates that the Second Amendment will become effective within three business days of the effective date of the First Amendment.

  Because the Controlling Stockholder, Mr. Arabia, has authorized the First Amendment by virtue of his ownership of the Series C Preferred Stock and has agreed to authorize the Second Amendment by virtue of his ownership of both the Series C Preferred and the Series A Common Stock (upon its issuance), and such consents represent the requisite voting power to adopt both Amendments, no other stockholder consents will be solicited in connection with this Information Statement.

  The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will bear the costs and expenses incurred in forwarding such material.

  All members of the Board of Directors of the Company approved the Letter Agreement as of November 17, 2005 and approved the First Amendment by unanimous written consent of the Board of Directors dated November 18, 2005.

  This Information Statement will serve as written notice to stockholders pursuant to Regulation 14C, and Section 228(e) of the Delaware General Corporation Law.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information with respect to the beneficial ownership of Common Stock, as of February 21, 2006 (assuming the exercise of options, issuance of stock grants, the conversion of convertible debt or preferred stock with underlying common stock conversion rights, and warrants that are exercisable within 60 days of the date hereof) by:

  (i) each person known to the Company to beneficially own more than 5 percent of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers, and (iv) all directors and officers of the Company as a group. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws, where applicable. Percentage ownership assumes all warrants and options of listed person exercised and all other warrant and options unexercised.

Name and address of Beneficial Owner	Common Stock Beneficially Owned (1)	Percent of Common Stock Beneficially Owned (1)	Percent of Vote (2)	Percent of Vote After Issuance of Series A Common Stock (3)
James R. Arabia (4) c/o NatureWell, Inc. 110 W C St. Suite 1300 San Diego, CA 92101	67,787,743	36.9%	69.7%	84.4%
Financial Acquisition Partners, LP (5) 4019 Goldfinch Street, Suite 474 San Diego, CA 92103	15,750,000	11.5%	5.5%	15.8%
Lowell Blankfort (6) c/o NatureWell, Inc. 110 W C St. Suite 1300 San Diego, CA 92101	22,526,653	15.6%	7.4%	3.2%
Donald Brucker, O.D. (7) c/o NatureWell, Inc. 110 W C St. Suite 1300 San Diego, CA 92101	27,529,360	18.7%	8.9%	3.9%
Timothy R. Scott, PhD (8) c/o NatureWell, Inc. 110 W C St. Suite 1300 San Diego, CA 92101	4,000,000	3.1%	1.4%	.6%
John W. Huemoeller (9) c/o NatureWell, Inc. 110 W C St. Suite 1300 San Diego, CA 92101	3,000,000	2.3%	1.1%	.4%
Milan Mandaric (10) c/o NatureWell, Inc. 110 W C St. Suite 1300 San Diego, CA 92101	15,800,000	11.1%	5.3%	2.3%
All directors and executive officers as a group (three individuals)	74,787,743	39.2%	70.8%	84.7%

1.

  Applicable percentage ownership is based on 127,073,080 shares of Common Stock outstanding as of February 21, 2006, together with securities exercisable or convertible into shares of Common Stock within 60 days of January 9, 2006 for each stockholder. Includes shares of common stock underlying convertible securities (including convertible securities which are restricted from exercising their conversion rights until the Company has authorized and unissued common stock in an amount adequate to meet the conversion rights of all of the Company's outstanding convertible securities). Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

2.

  This column discloses the percentage of the person's overall voting power and includes shares of common stock underlying convertible securities (including convertible securities which are restricted from exercising their conversion rights until the Company has authorized and unissued common stock in an amount adequate to meet the conversion rights of all of the Company's outstanding convertible securities). Each outstanding share of Common Stock has one vote. Each outstanding share of Series C Preferred Stock has votes equal to .7% of all outstanding shares that are eligible to vote (including the Series C Preferred Stock), at the time of such shareholder action (75 shares X .7% = 52.5% of total eligible votes) and votes as a separate class.

3.

  This column discloses the percentage of the person's overall voting power assuming the issuance of the 19,000,000 shares of Series A Common Stock, and includes shares of common stock underlying convertible securities (including convertible securities which are restricted from exercising their conversion rights until the Company has authorized and unissued common stock in an amount adequate to meet the conversion rights of all of the Company's outstanding convertible securities). Each outstanding share of Series A Common Stock is entitled to 10 votes and to vote on all matters submitted to shareholders of the Company. The Common Stock and Series A Common Stock vote as a single class.

4.

  Includes the following securities: (i) 1,875,000 shares of common stock underlying 75 shares of Series C Convertible Preferred Stock; (ii) 5,750,000 shares of common stock held by Financial Acquisition Partners, LP ("FALP"), a partnership for which Mr. Arabia is the sole General Partner. Mr. Arabia claims sole investment and voting power with regard to the 5,750,000 shares; (iii) 45,000,000 shares of common stock underlying senior secured convertible notes with a face value of $450,000; (iv) 9,000,000 shares of common stock underlying a senior secured convertible note with a face value of $90,000 (this convertible note will be converted into 9,000,000 shares of Series A Common Stock following the enactment of the First Amendment); (v) 10,000,000 shares of common stock underlying a senior secured convertible note with a face value of $100,000 owned by FALP (this convertible note will be converted into 10,000,000 shares of Series A Common Stock following the enactment of the First Amendment).

5.

  Includes 10,000,000 shares of common stock underlying a senior secured convertible note with a face value of $100,000 (this convertible note will be converted into 10,000,000 shares of Series A Common Stock following the enactment of the First Amendment).

6.	Includes 17,755,224 shares of common stock underlying convertible notes with an aggregate face value of $325,000 owned by Mr. Blankfort in either the Blankfort Trust or Blankfort Unlimited, Inc.
7.

  Includes 20,000,000 shares of common stock underlying convertible notes with an aggregate face value of $87,500. Also includes 7,529,360 shares owned by A.K. Trust, of which Dr. Brucker was the beneficial owner. Dr. Brucker along with his wife were co-trustees of the AK Trust.

8.	Includes 4,000,000 shares of common stock underlying a convertible note with a $10,000 face value.
9.	Includes 3,000,000 shares of common stock underlying a convertible note with a face value of $7,500.
10.	Includes 15,800,000 shares of common stock underlying senior secured convertible notes with a face value of $79,500.

  CHANGE IN CONTROL

  The adoption of the First and Second Amendments does not effect a change in control of the Company and to the knowledge of management, there are no present arrangements or pledges of securities of the Company, which may result in a change in control of the Company.

  DISSENTER'S RIGHTS OF APPRAISAL

  The stockholders have no dissenter's rights of appraisal.

  OTHER INFORMATION

  The Company files reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information concerning the Company at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can review the Company's electronically filed reports, proxy and information statements on the SEC's internet site at http://www.sec.gov.

  The Company will furnish a copy of any report, including its annual report on Form 10-KSB, without charge, to any person to whom this information statement is delivered, upon written or oral request to the Company's principal offices at 110 West C Street, Suite 1300, San Diego, CA 92101, (619) 234-0222, attn. James R. Arabia.

  BY ORDER OF THE BOARD OF DIRECTORS

  By: ____________________________________________________
          James R. Arabia, Chairman, Chief Executive and Financial Officer

  Dated: __________, 2006

  Annex A

  LETTER AGREEMENT

  This LETTER AGREEMENT (the " Agreement ") is entered into by and between NatureWell, Incorporated (the " Company ") and James R. Arabia (" Arabia ") and is made effective as of November 17, 2005 (the " Effective Date "). The Company and Arabia agree as follows:

  1. On the Effective Date Arabia shall deliver to the Company two senior convertible notes totaling $190,000 face value for conversion into Series A Common Stock upon its creation (one note is owned by Arabia having a face value of $90,000 dated February 20, 2005 and one note is owned by Financial Acquisition Partners, LP (" FALP "), of which Arabia is the General Partner, having a face value of $100,000 dated February 20, 2005).

  2. Promptly following the Effective Date the undersigned directors shall adopt a resolution by the Board of Directors of the Company recommending an amendment to the Company's Articles of Incorporation which will create 20,000,000 shares of Series A Common Stock having 10 votes per share (the " First Amendment ").

  3. Immediately following the adoption of a resolution by the Board of Directors recommending the First Amendment Arabia shall deliver a written consent to the Company on behalf of his 75 shares of Series C Preferred Stock authorizing such amendment.

  4. Promptly following the effectiveness of the First Amendment; (i) the Company shall issue to Arabia 9,000,000 shares of Series A Common Stock in exchange for his $90,000 senior convertible note and shall issue to FALP 10,000,000 shares of Series A Common Stock in exchange for its $100,000 senior convertible note, and (ii) the undersigned directors shall adopt a resolution by the Board of Directors of the Company recommending an amendment to the Company's Articles of Incorporation which will (a) increase the authorized shares of Common Stock from 150,000,000 shares to 5,000,000,000 shares, (b) reduce the par value of the Common Stock form $.01 per share to $.00001 per share, and (c) permit the number of authorized shares of stock of any class of stock to be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the General Corporation Law of the State of Delaware (the " Second Amendment ").

  5. Immediately following the adoption of a resolution by the Board of Directors recommending the Second Amendment Arabia shall deliver a written consent to the Company on behalf of his 75 shares of Series C Preferred Stock authorizing such amendment, and shall deliver written consents to the Company for all 19,000,000 shares of Series A Common Stock (having 190,000,000 votes) authorizing the Second Amendment. One written consent shall be submitted on behalf of himself as owner of 9,000,000 shares of Series A Common Stock and one written consent in his capacity as general partner of FALP, having sole voting power to vote shares owned by FALP, on behalf of the partnership's 10,000,000 shares of Series A Common Stock.

  6. Arabia agrees to waive any accrued interest due on either of the senior convertible notes.

  7. The parties hereto agree and acknowledge that the portion of the Second Amendment described in Section 4(ii)(c) herein reflects the original intent and understanding of the parties regarding the voting powers of the Series C Preferred Stock and its predecessor, the Series B Preferred Stock, when they were issued.

  IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first written above.

  NATUREWELL, INCORPORATED,
  a Delaware corporation

  By: ______________________________________________
          Donald Brucker, Senior Vice President and Director

  By: ______________________________________________
          Timothy R. Scott, Director

  By: ______________________________________________
          John W. Huemoeller, Director

  By: ______________________________________________
          James R. Arabia, Chairman and CEO

  JAMES R. ARABIA,
  an individual

  By: ______________________________________________
          James R. Arabia